UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2021

ICONIX BRAND GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10593	11-2481903
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1450 Broadway, 3rd Floor, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 730-0030

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	ICON	The NASDAQ Stock Market LLC (NASDAQ Global Market)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note.

This Current Report on Form 8-K (this “Report”) is being filed in connection with the completion, on August 4, 2021, of the previously announced merger (the “Merger”) of Iconix Merger Sub Inc., a Delaware corporation (“Purchaser”), with and into Iconix Brand Group, Inc., a Delaware corporation (the “Company”), pursuant to that certain Agreement and Plan of Merger, dated as of June 11, 2021 (the “Merger Agreement”), by and among the Company, Purchaser, and Iconix Acquisition LLC, a Delaware limited liability company (“Parent”), and the related tender offer by Parent and Purchaser to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (each, a “Share”), pursuant to that certain Offer to Purchase, dated July 2, 2021 (as amended) (the “Offer”).

Following the previously announced consummation of the Offer, the remaining conditions to the Merger were satisfied, and on August 4, 2021 (the “Effective Date”), in accordance with the Merger Agreement and Section 251(h) of the Delaware General Corporation Law, as amended (the “DGCL”), Purchaser merged with and into the Company, with the Company surviving as a wholly‑owned subsidiary of Parent.

At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding as of immediately prior to the Effective Time not purchased pursuant to the Offer (other than Shares (i) held in the Company’s treasury or owned by any subsidiary of the Company, Parent, the Purchaser or any other wholly-owned subsidiary of Parent as of immediately prior to the commencement of the Offer or (ii) held by any stockholder of the Company who is entitled to demand and has properly and validly demanded appraisal for such Shares in accordance with Section 262 of the DGCL (unless such stockholder fails to perfect, withdraws, waives or loses the right to appraisal)) were cancelled and converted into the right to receive $3.15 in cash (the “Offer Price”), without interest and subject to any withholding of taxes required by applicable law.

At the Effective Time, any Shares held in the Company’s treasury or owned by any subsidiary of the Company, Parent, the Purchaser or any other wholly-owned subsidiary of Parent as of immediately prior to the commencement of the Offer were cancelled and extinguished without any conversion thereof or consideration, and each share of common stock, par value $0.001 per share, of the Purchaser was converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation in the Merger.

Pursuant to and in accordance with the Merger Agreement, effective as of the time Purchaser accepted for payment all Shares validly tendered pursuant to the Offer, (1) each Company Restricted Stock Unit (as defined in the Merger Agreement) that was then outstanding was automatically fully vested and was cancelled, and in exchange therefore, the holder of each such Company Restricted Stock Unit was entitled to receive (without interest) an amount in cash equal to the Offer Price, less applicable withholding taxes and (2) each Company Restricted Share (as defined in the Merger Agreement) that was then outstanding and unvested automatically and without any required action on the part of the holder thereof became fully vested and all such vested Company Restricted Shares, subject to certain conditions set forth in the Merger Agreement, were entitled to be treated identically to all other Shares with respect to the payment of the Offer Price.

Purchaser paid aggregate consideration of approximately $45,840,019 in cash in the Offer and the Merger, without giving effect to related transaction fees and expenses.

The Merger Agreement contains customary representations and warranties by each of Parent, Purchaser and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and (1) may not be treated as categorical statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove inaccurate, (2) may have been qualified in the Merger Agreement by disclosures that were made to the other party in the confidential disclosure schedules to the Merger Agreement, (3) may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws, (4) were made only as of the date of the Merger Agreement or such other date as may be specified in the Merger Agreement and (5) have been included in the Merger Agreement for the purpose of allocating risk between contracting parties rather than establishing matters as fact. Accordingly, the Merger Agreement is incorporated into this Report only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company, its subsidiaries or other affiliates or their respective businesses. Investors are not third-party beneficiaries to the representations and warranties of the Company under the Merger Agreement and should not rely on such representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or other affiliates at the time they were made or otherwise. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents that the Company files with or furnishes to the U.S. Securities and Exchange Commission (the “SEC”).

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in the Introductory Note of this Report and Item 2.04 of this Report is incorporated by reference into this Item 1.02.

On the Effective Date, the Company repaid all outstanding indebtedness and terminated the commitment under its Credit Agreement, dated as of March 7, 2016, among the Company, IBG Borrower LLC, as the borrower, certain of IBG Borrower LLC’s wholly-owned subsidiaries, as guarantors, Cortland Capital Market Services LLC, as administrative agent and collateral agent, and the lenders party thereto from time to time (as amended, the “Credit Agreement”). The aggregate payoff amount was approximately $78,942,968 and included all accrued interest associated therewith.

Furthermore, on the Effective Date, upon the completion of the Merger, the Company assumed Purchaser’s obligations under a Term Loan Credit Agreement, dated as of the Effective Date, by and among Parent, Purchaser, the lenders party thereto and Silver Point Capital, L.P., as administrative agent, which provides for a four year senior secured term loan facility in an aggregate principal amount of $160 million (the “Term Facility”). The term “Borrower” shall refer to the Company, as the surviving corporation in the Merger.

Loans under the Term Facility bear interest, at the Borrower’s option, at a rate equal to the adjusted LIBOR rate or the prime rate, in each case plus a spread. All obligations of the Borrower under the Term Facility are guaranteed by Parent and of the existing and future direct and indirect, material wholly owned domestic subsidiaries of the Borrower and, following the consummation of post-closing joinders, certain wholly owned subsidiaries organized in the Grand Duchy of Luxembourg and England and Wales (in each case, subject to customary exceptions) (collectively, the “Subsidiary Guarantors”) on a senior secured basis.

The obligations under the Term Facility are secured, subject to permitted liens and other agreed upon exceptions, on a first priority basis by a perfected security interest in (i) substantially all of the material owned assets of the Borrower and each Subsidiary Guarantor (subject to customary exceptions) and (ii) all of the equity interests of the Borrower directly held by Parent, in each case, whether owned on the Closing or thereafter acquired.

The Term Facility contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and acquisitions, transactions with affiliates, liens, dividends and other distributions and a financial maintenance covenant. The Term Facility also includes customary events of defaults, including a change of control.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth in the Introductory Note of this Report and Items 3.03 and 5.01 of this Report is incorporated by reference into this Item 2.01.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Pursuant to the conditional notice of redemption issued by the Company on August 3, 2021, on the Effective Date, the Company redeemed in full its outstanding 5.75% Convertible Senior Subordinated Secured Second Lien Notes due 2023 (the “Notes”) in the initial aggregate principal amount of $125 million, which are governed by that certain Indenture, dated February 22, 2018 (as amended, the “Indenture”), among the Company, the guarantors thereunder, and the Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, governing the Notes. Upon the redemption by the Company of the Notes, the Indenture was discharged and ceased to be of further effect except as to rights that survive the termination thereunder.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information set forth in the Introductory Note of this Report and Item 2.01 of this Report is incorporated by reference into this Item 3.01.

In connection with the consummation of the Merger, the Company notified the NASDAQ Stock Market LLC (“Nasdaq”) on the Effective Date of the Effective Time. As part of such notice, the Company requested that Nasdaq halt trading of the Shares.

On the Effective Date, Nasdaq filed with the SEC a Form 25 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to deregister the Shares under Section 12(b) of the Exchange Act. The Company intends to file with the SEC a Form 15 under the Exchange Act requesting the deregistration of the Shares and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth in the Introductory Note of this Report and Items 2.01, 2.04, 3.01 and 5.01 of this Report is incorporated by reference into this Item 3.03.

Item 5.01.	Changes in Control of Registrant.

The information set forth in the Introductory Note of this Report is incorporated by reference into this Item 5.01.

As a result of the effectiveness of the Merger on August 4, 2021, a change of control of the Company occurred, and the Company became a wholly-owned subsidiary of Parent.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

As of the Effective Time and pursuant to the terms of the Merger Agreement, each of Robert C. Galvin, Justin Barnes, Peter Cuneo, Drew Cohen and James Marcum ceased to be a director of the Company, which cessation was not because of any disagreements with the Company relating to the Company’s operations, policies or practices.

In connection with the consummation of the Merger, at the Effective Time, Avram Glazer became the sole director of the Company. Information about Mr. Glazer is contained in the Offer to Purchase, dated July 2, 2021 (as amended).

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As of the Effective Time, pursuant to the Merger Agreement, (i) the certificate of incorporation of the Company was amended and restated in its entirety and (ii) the by-laws of the Company were amended and restated in their entirety.

Copies of the Company’s amended and restated certificate of incorporation and by-laws are attached as Exhibit 3.1 and Exhibit 3.2, respectively, to this Report and are incorporated into this Report by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

3.1	Amended and Restated Certificate of Incorporation of Iconix Brand Group, Inc.

3.2	Amended and Restated By-Laws of Iconix Brand Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2021	ICONIX BRAND GROUP, INC.

	By:	/s/ John McClain
		Name:	John McClain
		Title:	Chief Financial Officer